Exhibit 10.1
FIRST AMENDMENT TO LEASE

1.PARTIES AND DATE.
This First Amendment to Lease (“Amendment”) dated August 11, 2023, is by and between IRVINE SPECTRUM TERRACE I LLC, a Delaware limited liability company (“Landlord”), and ALTERYX, INC., a Delaware corporation (“Tenant”).
2.RECITALS.
On October 14, 2019, Landlord and Tenant entered into a lease (“Lease”) for space in a building located at 17100 Laguna Canyon Road, Suites 150, 300 and 400 (“17100 Laguna Canyon Premises”) and the entirety of the building located at 17200 Laguna Canyon Road (“17200 Laguna Canyon Premises”). The 17100 Laguna Canyon Premises and 17200 Laguna Canyon Premises are collectively, the “Premises”.
Tenant, as sublandlord, and Boot Barn, Inc., a Delaware corporation, as subtenant (“Subtenant”) entered into a sublease agreement dated August 11, 2023 (“Sublease Agreement”) for the 17100 Laguna Canyon Premises, which Sublease Agreement is scheduled to expire on February 28, 2027. Concurrently herewith, Landlord, Tenant and Subtenant shall execute a Consent to Subletting in connection with the Sublease Agreement.
Landlord and Tenant each desire to modify the Lease as set forth in “III. MODIFICATIONS” next below.
3.MODIFICATIONS.
a.Deleted Provisions. The parties acknowledge that by virtue of the Sublease Agreement, Tenant's Right of First Offer provided for in Section 5 of Exhibit G to the Lease, and Right to Contract provided for in Section 6 of Exhibit G to the Lease shall hereafter be null and void.
b.Right to Extend this Lease. Section 7 of Exhibit G to the Lease, entitled “Right to Extend this Lease” is hereby amended to only apply to the 17200 Laguna Canyon Premises, it being understood and agreed that Section 7 of Exhibit G remains in full force and effect, except that any reference to the “Premises” in Section 7 of Exhibit G shall hereby mean the 17200 Laguna Canyon Premises only. In the event Tenant exercises its extension right pursuant to Section 7 of Exhibit G to the Lease, then, as part of the amendment to be executed by the parties to document the Basic Rent for the first 60-month extension period, the parties will also amend the definition of the Premises to include only the 17200 Laguna Canyon Premises.
c.Monument Signage for the 17100 Laguna Canyon Premises. Notwithstanding anything to the contrary contained in the Lease, effective as of the date of this Amendment, Landlord hereby consents that Subtenant, in connection with the Sublease Agreement, shall be allowed to change the name on the monument signage located in front of the 17100 Building to “Boot Barn” at Subtenant’s sole cost and expense. Notwithstanding the Sublease Agreement or anything to the contrary in the Lease and conditioned upon Tenant permitting Subtenant to use the monument signage located in front of the 17100 Building, Tenant shall continue to have all signage rights set forth in the Lease, including pursuant to Section 5.2 and Exhibit G, Sections 2 and 3.
d.Restoration. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not, upon the Expiration Date or earlier termination of the Lease, be obligated to remove any wallpapering, voice and/or data transmission cabling or any other leasehold improvements (including, without limitation, Alterations or Required Removables) existing in the 17100 Laguna Canyon Premises as of the date of this Amendment.
e.Insurance. Tenant’s insurance policies shall only contain a provision that the insurer will not cancel the coverage provided by the policy without first giving Landlord 30 days’ prior written notice. Prior written notice is not required for changes in the coverage.
4.GENERAL.
a.Representation. Tenant represents, warrants, certifies and states that, to the actual knowledge of Tenant, without investigation, as of the date of this Amendment, Landlord has not failed to perform, and is not in any respect in default in the performance of, any of its obligations under the Lease and Landlord represents, warrants, certifies and states that, to its actual knowledge, without investigation, as of the date of this Amendment, Tenant is not in monetary or material non-monetary default under the Lease.
b.Effect of Amendment. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.
c.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.
d.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.
e.Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.
f.Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a
5312953v5 / 013400.2189 ALTERYX, INC.-17100 Laguna Canyon Rd-STES 150, 300 and 400-1A1 (MDS)1 8/10/2023-Opp-016185

digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.\
g.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”
h.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall only be responsible for payment of brokerage commissions to Landlord’s brokers pursuant to its separate agreements with such broker: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively. Landlord shall have no obligation to pay Jones Lang LaSalle (“Tenant’s Broker”), the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
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5312953v5 / 013400.2189 ALTERYX, INC.-17100 Laguna Canyon Rd-STES 150, 300 and 400-1A1 (MDS)1 8/10/2023-Opp-016185

5.EXECUTION.
Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:	TENANT:

IRVINE SPECTRUM TERRACE I LLC,	ALTERYX, INC.,
a Delaware limited liability company	a Delaware corporation

By:	/s/ Charles H. Fedalen, Jr.	By:	/s/ Kevin Rubin
	Charles H. Fedalen, Jr.		Kevin Rubin
	President & Chief Financial Officer		CFO
Irvine Management Company

By:	/s/ Steven M. Case
Steven M. Case Executive
Vice President Office Properties